Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of September 26, 2006 by and between SI International, Inc., a Delaware corporation (the "Company"), and Leslee H. Gault (the "Executive").

WHEREAS, the Board of Directors of the Company (the "Board") desires to set forth the nature and amount of compensation and other benefits to be provided to the Executive and any of the rights of the Executive in the event of his termination of employment with the Company;

WHEREAS, the Executive is willing to commit himself to serve the Company on the terms and conditions herein provided; and

WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into this Agreement under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and the respective covenants and agreements of the parties herein contained, the parties intending to be legally bound, agree as follows:

1.             Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.             Term.  The Executive's employment pursuant to this Agreement shall commence on September 11, 2006 and continue in effect through July 1, 2007; provided, however, that commencing on July 1, 2007 and each July 1st thereafter, the Executive's employment pursuant to this Agreement shall automatically be extended for additional one (1) year terms unless, not later than ninety (90) calendar days prior to such date, the Company or the Executive shall have given written notice that such party does not wish to extend the Executive's employment pursuant to this Agreement; and provided, further, that if a Change of Control (as defined herein) of the Company shall have occurred during the original or any extended term of the Executive's employment pursuant to this Agreement, the term of the Executive's employment pursuant to this Agreement shall continue in effect for a period of twelve (12) months beyond the month in which such Change of Control occurred.

3.             Position and Duties.  During the Executive's employment with the Company pursuant to this Agreement, the Executive shall serve as the Executive Vice President and Chief Marketing Officer of the Company and shall have such responsibilities and authority as the Chief Executive Officer of the Company (the "CEO") shall delegate, expand, limit or otherwise change from time to time.

4.             Compensation, Benefits and Related Matters.

(a)           Base Salary.  During the Executive's employment with the Company pursuant to this Agreement, the Company shall pay to the Executive a salary at an initial rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally (the "Base Salary").  The Base Salary may be increased or decreased from time to time at the discretion of the Board.

(b)           Performance-Based Bonus.  During the Executive's employment with the Company pursuant to this Agreement, the Executive shall be eligible to receive a bonus following the end of each fiscal year in accordance with the performance-based bonus plans established by the Board for senior executive officers from time to time after taking into account the performance of the Company and the Executive and such other facts and circumstances as the Board may deem appropriate to consider.

(c)           Expenses.  During the Executive's employment with the Company pursuant to this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including, without limitation, all expenses for travel, all living expenses while away from home on business or at the request of and in the service of the Company, and all reasonable entertainment expenses.

(d)           Benefits.  During the Executive's employment with the Company pursuant to this Agreement, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements generally provided from time to time to senior executive officers of the Company.  The Company may initiate, change and discontinue any such plan or arrangement at any time.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any amounts payable to the Executive pursuant to this Section 4.

(e)           Compensation During Incapacity.  During the Executive's employment with the Company pursuant to this Agreement, for any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

(f)            Vacation.  Executive shall be entitled to vacation in the manner and as generally provided from time to time to senior executive officers of the Company.

5.             Termination.

(a)           The Executive's employment with the Company may be terminated by the Company (i) at any time for Cause or without Cause; or (ii) if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for three (3) consecutive months (a "Disability").  The Executive's employment with the Company shall be terminated immediately upon the death of the Executive.  The Executive's employment with the Company may be terminated at any time by the Executive for Constructive Termination or without Constructive Termination.

(b)           Any purported termination of the Executive's employment by the Company or the Executive (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other in accordance with Section 19 hereof.

(c)           As used herein:

(i)            A "Notice of Termination" shall mean a notice that specifies the Date of Termination and that, in the case of a termination by the Executive, shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and that, in the case of a termination by the Company, shall indicate whether such termination is for Cause or without Cause.

(ii)           The "Date of Termination" with respect to any purported termination of the Executive's employment shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), (B) if the Executive's employment is terminated by reason of death, then the date thereof, (C) if the Executive's employment is terminated pursuant to Section 2 hereof, the date on which the Executive's employment expires pursuant to such section, and (D) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Executive, shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given).

6.             Severance Payments.

(a)           The Company shall pay the Executive the payments and benefits set forth in this Section 6(a) upon any termination of the Executive's employment, including, without limitation, the nonextension of the Executive's employment by the Company pursuant to Section 2 hereof, unless such termination is by the Company for Cause, by the Executive without Constructive Termination or the nonextension of the Executive's employment by the Executive pursuant to Section 2 hereof:

(i)            The Company shall pay as severance pay to the Executive (x) for a twelve (12) month period after the Date of Termination the Executive's Base Salary at the highest rate in effect prior to the Date of Termination in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally, and (y) any performance-based bonus which has been earned by the Executive for a fiscal year preceding the Date of Termination and a pro-rata portion, to the Date of Termination, of any performance-based bonus that the Executive would have earned for the fiscal year in which the Date of Termination occurs, in each case, in accordance with the performance-based bonus plan in effect for such fiscal year and as approved by the Board consistent with the Company's performance during such period, such amounts to be paid when bonuses are generally paid to other executive officers of the Company; provided, however, that in the event the Company terminates the Executive's employment without Cause or elects not to extend the Executive's employment pursuant to Section 2 hereof or the Executive resigns after a Constructive Termination during the time period commencing with a definitive agreement for a Change of Control (which transaction is ultimately consummated) and ending one (1) year thereafter, the Company shall pay the severance payment described in clause (x) above in a lump sum within five (5) days of the Date of Termination unless the Executive provides the Company prior written notice declining such lump sum payment in favor of payment in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally.

(ii)           For a twelve (12) month period after the Date of Termination, the Company shall administer and pay for the Executive's life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination.

(b)           Notwithstanding any contrary provision in any agreement relating to the grant by the Company or any of its affiliates of any option to acquire shares of the Company's or any affiliate's capital stock pursuant to such entity's stock option plans ("Stock Options") or the issuance of capital stock or other equity interests of any such entity pursuant to a restricted stock agreement or similar arrangement ("Restricted Stock"), if during the period commencing with a definitive  agreement for a Change of Control (which transaction is ultimately consummated) and ending one(1) year thereafter the Company terminates the Executive's employment without Cause or elects not to extend the Executive's employment pursuant to Section 2 hereof or the Executive resigns after a Constructive Termination, all Stock Options and all shares of Restricted Stock which have not yet become vested shall become vested in full on the Date of Termination.

(c)           The payments provided in Section 6(a) shall be in addition to the payments and benefits set forth in Section 7 hereof.

7.             Compensation Other than Severance Payments.  If the Executive's employment shall be terminated by him or the Company for any reason, the Company shall pay the Executive's normal post-termination compensation and benefits under, and in accordance with, the Company's retirement, insurance and other compensation or benefit plans or programs..

8.             Certain Definitions.

(a)           Cause.  "Cause" shall mean the following:

(i)            A good faith finding by the Board or the CEO that the Executive (w) has been convicted of a felony, (x) has been convicted of a misdemeanor (excluding traffic violations) to the extent such conviction could reasonably be considered to compromise the best interests of the Company or any of its Subsidiaries or render the Executive unfit or unable to perform its services and duties hereunder, (y) has committed any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, or (z) has committed an act involving unlawful or disreputable conduct in the context of Executive's employment which is likely to be harmful to the Company or its reputation;

(ii)           The continued failure by the Executive to perform its duties in all material respects for the Company or any of its Subsidiaries continuing for a period of 45 days following a demand for such performance by the Board or the CEO or a material breach by the

Executive of its obligations under this Agreement continuing uncured (if curable) for a period of 45 days following notice from the Board or the CEO (other than any such failure or breach resulting from the Executive's incapacity due to physical or mental illness), which demand shall identify in reasonable detail the manner that that Executive has not performed its duties or has breached its obligations (as applicable) and give the Executive an opportunity to respond; provided, that,   the foregoing shall not be construed to include the Executive's failure to achieve financial or operating objectives and goals established by the Board or the CEO; or

(iii)          A good faith finding by the Board or the CEO that the Executive engaged in (x) misconduct materially injurious to the Company or any of its Subsidiaries or the reputation of the Company or its Subsidiaries or (y) gross negligence or willful misconduct by the Executive which has a material adverse effect on the Company or any of its Subsidiaries.

(b)           Change of Control.  A "Change of Control" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger hold more than fifty percent (50%) of the voting power of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, on the date of this Agreement, does not own five percent (5%) or more of the Company's outstanding Common Stock on a fully-diluted basis (a "5% Owner") and is not controlling, controlled by or under common control with any such 5% Owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) within any twenty-four (24) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

(c)           Common Stock.  "Common Stock" shall mean the Company's Common Stock, par value $0.01 per share.

(d)           Constructive Termination.  "Constructive Termination" shall mean the occurrence, without the Executive's written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)            The relocation of the Executive's principal place of employment to a location outside of the Washington, D.C. metropolitan area or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

(ii)           The failure by the Company to pay to the Executive any portion of the Executive's then Base Salary or allocated bonus, incentive or other form of compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

(iii)          A material breach of this Agreement by the Company.

The Executive's right to terminate the Executive's employment as a result of Constructive Termination shall not be affected by the Executive's incapacity due to physical or mental illness.  The Executive's right to terminate the Executive's employment as a result of a Constructive Termination must be exercised within twenty (20) days after the Executive becomes aware of the occurrence of any circumstance constituting Constructive Termination hereunder.

(e)           Subsidiary.  "Subsidiary" shall mean any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

9.             D&O Insurance; Indemnification.

(a)           To the fullest extent permitted by applicable law, the Company shall indemnify the Executive against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by the Executive in connection with any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative that the Executive is made a party to by reason of the fact that he is or was performing services as an officer or director of the Company.  Such indemnification shall continue as to the Executive even if he has ceased to be an employee, officer, or director of the Company and shall inure to the benefit of his heirs and estate.

(b)           Any costs, fees or expenses incurred by the Executive relating to indemnification under the Company's Certificate of Incorporation, as amended, shall be paid by the Company in advance as soon as practicable but not later than three business days after receipt of written request of the Executive; provided that the Executive shall undertake to repay such amount to the extent that it is ultimately determined by a court of competent jurisdiction that the Executive is not entitled to indemnification.  Subject to applicable law, the Executive's right to indemnification or advances from the Company shall be enforceable by the Executive in any court of competent jurisdiction.  The burden of proving that indemnification or advances are not appropriate shall be on the Company.

(c)           The provisions of this Section 9 are in addition to, and not in derogation of, the indemnification provisions of the Company's Certificate of Incorporation, as amended, and the Indemnification Agreement between the Company and the Executive (the "Indemnification Agreement").

10.           No Mitigation.  The Company agrees that, if the Executive's employment is terminated hereunder, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company.  Furthermore, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Executive.

11.           Confidential Information.  The Executive acknowledges that the information, observations and data obtained by him while employed by the Company or any Subsidiary (including those obtained prior to the date of this Agreement concerning the business or affairs of the Company, or any of its Subsidiaries (collectively, "Confidential Information")) are the property of the Company and its Subsidiaries.  Therefore, the Executive agrees that he shall not (during his employment with the Company or at any time thereafter) disclose to any unauthorized person or use for his own purposes any Confidential Information without the express prior written consent of the Board, unless and to the extent that the aforementioned matters: (a) become generally known to and available for use by the public other than as a result of the Executive's acts or omissions or (b) are required to be disclosed by judicial process or law.  The Executive shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

12.           Inventions and Patents.  The Executive hereby assigns to the Company all right,-title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that are conceived, reduced to practice, developed or made by the Executive while employed by the Company and its Subsidiaries and that (i) relate to the Company's or any Subsidiary's actual or anticipated business, research and development or existing or future products or services; or (ii) are conceived, reduced to practice, developed or made using any material equipment, supplies, facilities, assets or resources of the Company or any Subsidiary (including but not limited to any intellectual property rights) ("Work Product").  The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during his employment with the Company or at any time thereafter) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

13.           Noncompetition.  In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of his employment with the Company he has become and shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, the Executive agrees that, during the Executive's employment with the Company and for one (1) year thereafter (collectively the "Noncompete Period"), he shall not, without prior express written consent of the Board, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, participate in, consult with, render services for, or in any manner participate in any business engaged in any of the businesses or services provided by the Company or its Subsidiaries during the employment with the Company or the Noncompete Period (a "Competing Company") or otherwise competing with the businesses of the Company or its Subsidiaries, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise.  The Executive acknowledges that the Company's and its affiliates' businesses are conducted nationally and internationally and agrees that the provisions in this Section 13 shall operate throughout the United States and the world.  Nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company that constitutes a Competing Company, so long as the Executive has no active participation in the business of such company.

14.           Non-Solicitation.  During the Executive's employment with the Company and for twelve (12) months thereafter (collectively the "Nonsolicit Period"), the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the twenty-four (24) months preceding the Date of Termination of the Executive, or (iii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or any Subsidiary).

15.           Enforcement.  If, at the time of enforcement of any of Sections 11 through 14 a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Because the Executive's services are unique and because he has access to Confidential Information and Work Product, the parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by the Executive of any of Sections 11 through 14, the Noncompete Period and the

Nonsolicit Period shall be tolled until such breach or violation has been duly cured.  The Executive agrees that the restrictions contained in Sections 11 through 14 are reasonable.

16.           Limitation on Acceleration of Benefits.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the Executive's benefit (whether pursuant to this Agreement or otherwise, and including insurance benefits, accelerated vesting, pro-rated bonus or other benefits payable to the Executive hereunder) (a "Payment") would be, but for this Section 16, subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") as an "excess parachute payment" within the meaning of Section 280G of the Code, or the regulations thereunder, then the aggregate present value of amounts payable or distributable to or for the Executive's benefit pursuant to this Agreement (such payments or distributions the "Agreement Payments") shall be reduced to an amount which maximizes the aggregate Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(b)           All determinations required to be made under this Section 16 shall be made by the Company's usual outside auditors (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the termination of the Executive's employment for any reason.  The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 16.  The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section 16.  Absent manifest error, the determination by the Accounting Firm shall be binding upon the Company and on the Executive.  After consultation with the Executive, the Company shall reasonably determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 16 and shall notify the Executive promptly of its determination.

(c)           As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made (an "Overpayment") or that additional Agreement Payments which will not have been made by the Company could have been made (an "Underpayment"), in each case, consistent with the calculations required to be made hereunder.  In the event a related tax deficiency is asserted by the Internal Revenue Service against the Company or the Executive which the Accounting Firm concludes has a high probability of resolution in favor of the government, then an Overpayment has been made.  Any such Overpayment shall be shall be repaid by the Executive to the Company to the extent such repayment would reduce the Executive's obligation for Excise Taxes or generate a refund of such taxes.  In the event the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

17.           Successors; Binding Agreement.

(a)           Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)           Binding Agreement.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

18.           Representations.  The Executive hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by the Executive and the execution of the Company's business plan by the Executive do not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) this Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms, (c) the Executive has not and will not take any action that will conflict with, violate or cause a breach of any noncompete, nonsolicitation or confidentiality agreement to which the Executive is a party or by which the Executive is bound and (d) the Executive is a resident of the Commonwealth of Virginia.  The Executive hereby acknowledges and represents that he has carefully reviewed this Agreement, that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement (or, after carefully reviewing this Agreement, was given the opportunity to, but has freely decided not to, consult with independent legal counsel), and that he fully understands the terms and conditions contained herein.

19.           Notice.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the following addresses (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof).  Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective three (3) days after mailing, and notices sent by courier guaranteeing next day delivery shall be effective on the next day after deposit with the courier:

If to the Executive:	Leslee H. Gault
2200 Wilson Boulevard
Suite 102-44
Arlington VA 22201

If to the Company:	SI International, Inc.
12012 Sunset Hills Road, Suite 800
Reston, Virginia 20190
Attention: General Counsel

20.           Prior Agreement.  All prior agreements between the Company and the Executive with respect to the employment of the Executive, with the exception of an indemnification agreement between the Company and the Executive, if any, are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

21.           Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws provisions.  All amounts payable to the Executive as compensation hereunder shall be subject to customary withholding by the Company.

22.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

23.           Survival.  Notwithstanding any termination of the Executive's employment under this Agreement, Sections 6 through 24 hereof shall survive and continue in full force until the performance of the obligations thereunder, if any, in accordance with their respective terms.

24.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

SI International, Inc.,
a Delaware corporation

By:	/s/ S. BRADFORD ANTLE
Name:	S. Bradford Antle
Title:	President and Chief Executive Officer

EXECUTIVE

/s/LESLEE H. GAULT
LESLEE H. GAULT